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                                 [LETTERHEAD]


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Loronix Information Systems, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-93730 and 333-06165) on Form S-8 of Loronix Information Systems, Inc. of our report dated January 30, 1998, relating to the consolidated balance sheet of Loronix Information Systems, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB of Loronix Information Systems, Inc.



                                                   KPMG Peat Marwick LLP

San Diego, California
March 16, 1998